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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number 0-13655
                                                                ---------------

                            SECURITY BANC CORPORATION
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             (Exact name of registrant as specified in its charter)

40 South Limestone Street          Springfield, OH 45502         (937) 324-6920
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              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                        Common Shares, $1.5625 par value
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            (Title of each class of securities covered by this Form)

                                      None
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              (Titles of all other classes of securities for which
          a duty to file reports under Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)(i)  [X]         Rule 12h-3(b)(1)(i)  [X]
       Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(1)(ii) [ ]
       Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(i)  [ ]
       Rule 12g-4(a)(2)(ii) [ ]         Rule 12h-3(b)(2)(ii) [ ]
                                        Rule 15d-6           [X]

       Approximate number of holders of record as of the certification or notice date: None*
            --------

       *There are no holders of record of the common shares identified as of the date hereof. All of the outstanding common shares of Security Banc Corporation (other than those as to which dissenters' rights were perfected) were converted into the right to receive common shares of Park National Corporation, pursuant to the merger of Security Banc Corporation with and into Park National Corporation, which merger became effective as of the date hereof.

       Pursuant to the requirements of the Securities Exchange Act of 1934, Security Banc Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 23, 2001                 By:  /s/ Harry O. Egger
                                         ---------------------------------------

                                      Name:   Harry O. Egqer
                                           -------------------------------------

                                      Title  Vice Chairman of Park National
                                             Corporation and former Chairman
                                             of the Board, President and Chief
                                             Executive Officer of Security
                                             Banc Corporation
                                           -------------------------------------